UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 12, 2012

Re:	NCR Corporation (the “Company”)
2012 Annual Meeting of Stockholders - April 25, 2012
Proposal 3 - Advisory Vote on Executive Compensation (“Say on Pay Proposal”)

Dear Shareholder:

We are writing to ask you to support the Board of Directors’ recommendation and vote FOR NCR’s Say on Pay Proposal that was included in the Company’s Proxy Statement (the “Proxy”) that was filed on March 12, 2012 and can also be located at www.ncr.com/investor-relations.

Institutional Shareholders Services (“ISS”) has recommended a vote against the Say on Pay Proposal citing what they perceive as a significant pay-for-performance disconnect. The Board of Directors strongly disagrees with ISS’ recommendation and believes:

I.	NCR’s compensation program emphasizes pay for performance;

II.	Our CEO is an outstanding leader who merits an opportunity to earn compensation at or above the 75th percentile;

III.	It is in our shareholders’ interest to retain our CEO; and

IV.	The analysis done by ISS on company performance and Total Shareholder Return (“TSR”) is misleading and flawed as it underestimates NCR’s operating results.

I.	NCR’s compensation program emphasizes pay for performance

•	In 2011, 62% of the CEO’s total direct compensation was performance based, dependent on delivering stretch performance targets, and remains at risk if these targets are not achieved in later years.

•	The Economic Profit Plan, instituted in 2011, is completely at risk and totally aligned with shareholders.

•

The Company’s long-term equity plan is structured so that 75% of the value of the equity is performance driven with challenging metrics. The key metric, Non-Pension Operating Income after Capital Charge (NPOICC), is quantitative and aligned with shareholders’ interests.

•

In 2009, when the economic crisis and challenging market conditions in our core industries hurt NCR’s results, Mr. Nuti did not receive a cash bonus nor did he earn any payout with respect to either the 2008 or 2009 annual performance driven long-term incentive awards.

•	Mr. Nuti’s realized pay aligns with Company performance.

*Compensation “realized” reflects the value of performance based compensation earned, the majority of which has not yet been paid due to our vesting requirements.

II.	Our CEO is an outstanding leader who merits an opportunity to earn compensation at or above the 75th percentile

Since joining NCR in 2005, Mr. Nuti has led a Company transformation that delivered significant shareholder value. Specifically:

•

In 2005, he recommended to the Board that we do a tax-free spinoff of Teradata, which created substantial long-term value for our shareholders. Even though this dramatically reduced the size of the Company he was leading, the decision was made on his recommendation in the best interest of the shareholders. Moreover, at the time of the spin, all of Mr. Nuti’s outstanding stock options were converted to NCR shares such that he did not benefit from the upside of the Teradata spinoff.

•

In 2006, our CEO led the transformation of NCR’s global supply chain, moving from one high cost manufacturing plant to five highly productive global plants, four of which are located in emerging markets and significantly contributing to our revenue growth and market share gains.

•

Mr. Nuti continues to take on the complicated issue of NCR’s pension. In April 2010, he announced Phase I of our plan; he led the formulation of a strategy to reduce and/or eliminate volatility due to pension by moving the investment portfolio to fixed income with matching maturities by the end of 2012.

•	In 2009 the Company’s headquarters were moved to a city where there is more access to talent, improved infrastructure and lower cost.

•	Our CEO upgraded the entire top management team.

•

In 2011, Mr. Nuti recommended the acquisition of Radiant and the Company executed on it, generating higher top-line growth, improved margins and cost synergies that are expected to exceed $40 million over three years.

•

Our CEO transformed the culture of the Company from an old line manufacturing company to an innovative technology company whereby combined software and professional services revenues now exceed $900 million annually.

Most importantly, our CEO created value for our shareholders. An investment of $100 on August 5, 2005, the last trading day prior to his first day as NCR CEO, is worth $258.29 as of March 31, 2012. Conversely, if you had invested $100 in the S&P on August 5, 2005, your investment would be worth $117.85 as of March 31, 2012.

Value on March 31, 2012 of $100 invested on August 5, 2005

S&P 500	$117.85
NCR reinvestment method*	$130.41
NCR + TDC	$258.29
*	Assumes $26.08 dividend at spin reinvested on 10/1/2007
*	Teradata Corporation (“TDC”)

The Board believes that a CEO who delivers value of this magnitude deserves an opportunity to earn compensation at or above the 75th percentile.

III.	It is in our shareholders’ interest to retain our CEO

In January 2011, the Committee decided to grant Mr. Nuti a retention equity award of time-based, three year cliff-vesting restricted stock in the amount of $1.8 million. The rationale was straightforward. The Committee was acutely aware that our CEO is highly marketable. The Committee determined it was in the shareholders’ best interests to provide an additional amount of long-term compensation given the potential retention risks and the CEO’s broadly acknowledged talents. We do not believe that CEO’s are fungible. The cost to the shareholders of losing this CEO is far greater than the $1.8 million award. ISS comments that the retention grant has no performance conditions. We consider a cliff vesting of 3 years to be a performance condition given that the goal of this award is to retain our CEO.

The Committee has worked hard to comply with ISS guidelines. In January 2011 when we made the decision about Mr. Nuti’s total direct compensation, including this retention grant, we were careful to target Mr. Nuti’s pay as slightly lower than that of 2010 according to the summary compensation table in the Proxy. Those were ISS’ guidelines as of January 2011. ISS published new guidelines in arrears of most companies’ decision-making calendar. NCR would have met the guidelines ISS had in place in January 2011 when the Committee made its decisions.

IV.	The analysis done by ISS on company performance and Total Shareholder Return (“TSR”) is misleading and flawed as it underestimates NCR’s operating results

•

As of December 30, 2011, our stock price was up 7% over 2010 (based on the year-over-year closing price on the last trading day of each calendar year) and the stock price is up 43% as of February 14, 2012 (the Proxy record date) over the December 31, 2010 closing price.

•

Revenue has substantially recovered since 2009 and grew more than 13% in 2011 eclipsing 2007/2008 record periods. In addition, we finished 2011 with an order backlog of over $1.0 billion, representing a 14% increase over 2010 and finishing with the highest order backlog in a performance year.

NCR Revenue(1)

(1)	Revenue for each of these periods has not been updated to reflect the recasting of NCR’s Entertainment business as discontinued operations.

•

The Company reports Non-Pension Operating Income (NPOI) as management believes that it is the most reliable indicator of the Company’s operating performance. NPOI rose 28% in 2011, beating our best ever NPOI performance in 2008.

(1)

NCR’s non-pension operating income is based on its GAAP income (loss) from operations excluding pension expense and special items. See reconciliation of GAAP to non-GAAP measures in Annex A and/or at www.ncr.com/investor-relations.

(2)	NPOI has not been updated to reflect the recasting of NCR’s Entertainment businesses as discontinued operations

•

ISS reports the Company’s operating margin as 2.5% for 2011. The Company’s NPOI margin (i.e., NPOI as a percentage of revenue) in 2011, which management believes to be the most valid indicator of the Company’s operating performance, was 8%.

•

ISS reports the Company’s price-to-earnings ratio of 51.4. ISS fails to exclude the impact of pension and special items. As of December 31, 2011 NCR’s price-to-earnings ratio, net of the impact of pension and special items (i.e. NCR’s price-to-earnings ratio using its non-GAAP EPS), is 8.57.

ISS analysis of the Company’s 3-year and 5-year total shareholder return (“TSR”) fails to take into consideration that NCR’s longer-term stock price performance should be considered in the context of the Teradata spin-off as of October 1, 2007. The spin-off proved to be a strategically sound decision that delivered substantial benefit to our shareholders. A shareholder owning one share of NCR stock at February 28, 2007 worth $46.22 and holding both the NCR and the TDC share at spinoff on October 1, 2007 would have shares at February 29, 2012 worth $88.27, a compound annual growth rate of 17.5%.

NCR Stock Price

Adjusted for Teradata Spin

October 1, 2007

The red line assumes that the $26.08 value of the TDC stock on its first day of trading (September 28, 2007) is a dividend reinvested in NCR stock at $23.93 per share (the post-spin closing price of NCR stock on October 1, 2007). The green line shows the value if a shareholder on

February 28, 2007 had retained a share of both NCR and TDC from the day of the spin until the end of February 2012.

In addition, as adjusted, NCR has delivered above median TSR performance in all but one year of the last five years. The Company’s TSR has consistently performed above the median regardless of whether you compare the Company to the peer group ISS uses or the NCR peer group as described in the Proxy; and regardless of whether you use the combined value of Teradata and NCR or the value of Teradata reinvested in NCR stock. The only year where NCR performed below the median of its peers was 2009 and, as stated above, Mr. Nuti did not receive a cash bonus for that performance year. This was a result of the economic crisis which greatly impacted the market conditions in our core industries and our pension liability.

Chart 1: Adjusted Annual Total Shareholder Return (TSR)

NCR Peer Group vs. ISS Peer Group

(2007 – 2011 Results)

(1)	NCR’s 2007 TSR is calculated assuming the value of Teradata at spin is reinvested in NCR shares for 2007 only.

Chart 2: Adjusted Total Shareholder Return (TSR)

NCR Peer Group and ISS Peer Group

(1 year, 3 year & 5 year Results)

(1)	NCR’s 2007 TSR is calculated assuming the value of Teradata at spin is reinvested in NCR shares for 5 year TSR only.
(2)	NCR’s 2007 TSR assumes the value of NCR plus Teradata at the end of the measurement period.

The fact that NCR has delivered above median TSR regardless of the peer group is particularly notable given NCR’s pension liability. None of the companies in either peer group has a pension liability of the magnitude of NCR’s. Pension liability, as opposed to debt, is volatile, with the pension liability rising or falling based on return on pension assets and the discount rate used to calculate funded or underfunded status. With the drop in the market and the changes in discount rate, the swing in NCR’s funded status went from roughly $200 million overfunded at the end of 2007 to $1.3 billion underfunded by the end of 2008 – an unfavorable swing of $1.5 billion. The chart below provides a conservative estimate regarding the impact of this swing on NCR’s share value, which is between $5 and $6 per share.

NCR Pension Plan and Post-Retirement Liability: (2007- 2011)

Funding Status and Impact on Share Value

NCR Pension Liability Net Funded Status	12/31/2007		12/31/2008	12/31/2009	12/31/2010	12/31/2011
Pension Liability Net Funded Status (millions)	$184.0		($1,313.0)	($1,219.0)	($1,052.0)	($1,390.0)
Effective Tax Rate (Blended)	35%		35%	35%	35%	35%
Tax Effected Impact of Net Funded Status (millions)	$120.0		($853.0)	($792.0)	($684.0)	($904.0)
Shares Outstanding (millions)	178.2		167.9	160.1	161.2	161.0
Estimated Impact on Share Value	0	*	$(5.08)	$(4.95)	$(4.24)	$(5.61)
*	Over-funded status has minimal positive impact to share value due to the difficulty of monetizing the asset.

However, this calculation does not fully take into account the perceived impact such a swing has on the stock price. This volatility and the potentially reduced free cash flow to reinvest in the business will cause investors to discount the stock, or simply not invest. NCR has taken important and meaningful steps to reduce the volatility; as of the end of 2011, roughly 80% of the U.S. plan assets were invested in fixed income instruments with matched maturities. As mentioned previously, our Phase 1 plan is to move this figure up to 100% by the end of 2012. The cash flow impact, however, remains an issue at this time.

To illustrate the P/E impact on the stock, look at the chart below. NCR’s P/E multiple plummeted in 2008. This was due to the unparalleled global economic downturn and the unusual combination of its effect on NCR’s core end markets of Financial Services and Retail, and importantly, the impact of the downturn in the global capital markets on NCR’s pension assets. Despite NCR’s size, diversity of business, global market share and innovation leadership, the chart below shows that Diebold’s and Wincor’s P/E multiples did not suffer the same negative impact. This illustrates the impact of pension beyond the analysis above.

NCR Implied Stock Value Based on P/E Multiples (2007-2011)

NCR Implied Stock Value based on P/E Multiples	FY '07	FY '08	FY '09	FY '10	FY '11	FY '11 Price Differential

NCR Stock price on 12/31	$25.10	$14.14	$11.13	$15.37	$16.46	—
NCR non-GAAP EPS (Excluding Pension & Special Items) (1)	$1.70	$1.89	$1.30	$1.56	$1.92	—

NCR P/E Multiple (non-GAAP EPS)	14.76	7.48	8.56	9.85	8.57	—
Diebold P/E Multiple (GAAP EPS) (2)	19.71	17.34	26.10	103.39	13.39	—
Diebold P/E Multiple (non-GAAP EPS) (2)	17.05	10.37	17.24	13.76	10.89	—
Wincor P/E Multiple (as reported) (3)	16.02	9.74	11.93	14.15	9.39	—

Implied NCR Stock Value at:
Diebold P/E Multiple (GAAP EPS) (2)	$33.51	$32.77	$33.93	N/A	$25.71	$9.25
Diebold P/E Multiple (non-GAAP EPS) (2)	$28.98	$19.60	$22.42	$21.46	$20.92	$4.46
Wincor P/E Multiple (as reported) (3)	$27.23	$18.41	$15.51	$22.07	$18.03	$1.57
(1)	NCR’s non-GAAP EPS is based on its GAAP EPS excluding pension expense and special items. NCR’s GAAP EPS for the fiscal years 2007 through 2011 was $1.00, $1.51, $0.39, $0.72 and $0.31, respectively. See reconciliation of GAAP to non-GAAP measures in Annex A and/or at www.ncr.com/investor-relations.
(2)	The P/E multiples for Diebold were determined based on as reported GAAP and Non-GAAP EPS, and Diebold’s closing stock price at the end of each fiscal year (on 12/31 respectively).
(3)	The P/E multiples for Wincor were determined based on as reported EPS (under IFRS), and Wincor’s closing stock price at the end of each fiscal year (on 9/30 respectively).

OUR RECOMMENDATION

The Board of Directors emphatically disagrees with ISS’ recommendation. The Board takes very seriously its responsibility to make decisions that are in the best interest of the Company’s shareholders and of the Company’s long-term performance.

You have elected the Board to represent your interests. Given the value delivered, we believe we have done that. We believe that the Board of Directors of your Company has far more analytical ability, insight and informed judgment regarding decisions made about executive compensation than a third-party intermediary.

The Board asks that you vote FOR the Say on Pay Proposal as recommended by the Board.

Note Regarding Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “seek,” “potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” They include statements as to levels of anticipated acquisition synergies; comments about our future growth and profitability; and beliefs, expectations, intentions, and strategies, among other things. Forward-looking statements are based on management’s beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties. These forward-looking statements are not guarantees of future performance, and there are a number of factors, including those detailed from time to time in our SEC reports, including our Forms 10-K, 10-Q and 8-K and our annual report to shareholders, that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ANNEX A

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	2011	2010	2009	2008
Income from Operations (GAAP)	$65	$106	$103	$328
Pension expense	222	208	159	25
Impairment charge	98	-	22	-
Acquisition related transaction costs	30	-	-	-
Acquisition related severance costs	7	-	-	-
Acquisition related amortization of intangibles	12	-	-	-
Global headquarters relocation	-	18	-	-
Legal settlements and charges	-	8	6	-
Organizational realignment charges	-	-	-	69
Gain on sale of facility in Canada	-	-	-	(16)
Manufacturing realignment charges	-	-	-	-
Japan realignment charges	-	-	-	-
Spin-off costs	-	-	-	-

Non-pension Operating Income (non-GAAP) (2)	$434	$340	$290	$406

Reconciliation of Diluted Earnings per share from continuing operations (attributable to NCR) (GAAP) to Non-GAAP measures.

	2011	2010	2009	2008	2007
Diluted Earnings Per Share from Continuing Operations (attributable to NCR)	$0.31	$0.72	$0.39	$1.51	$1.00
Pension expense	(0.96)	(0.93)	(0.68)	(0.15)	(0.24)
Impairment charge	(0.43)	(0.05)	(0.19)	-	-
Acquisition related transaction costs	(0.14)	-	-	-	-
Acquisition related severance costs	(0.03)	-	-	-	-
Acquisition related amortization of intangibles	(0.06)	-	-	-	-
Global headquarters relocation	-	(0.07)	(0.02)	-	-
Legal settlements and charges	0.01	(0.03)	(0.02)	-	-
Japan subsidiary valuation reserve	-	0.24	-	-	-
Organizational realignment charges	-	-	-	(0.31)	-
Gain on sale of facility in Canada	-	-	-	0.08	-
Manufacturing realignment charges	-	-	-	-	(0.20)
Japan realignment charges	-	-	-	-	(0.14)
Spin-off costs	-	-	-	-	(0.06)
Tax adjustment				-	(0.06)

Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$1.92	$1.56	$1.30	$1.89	$1.70

(1)	While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR’s financial results. NCR’s management evaluates the company’s results excluding certain items, such as pension expense, to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The non-pension operating income and non-GAAP earnings per share discussed in this letter exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year-to-year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR’s management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.